EXHIBIT 99.1
December 1, 2020

Vornado Announces Leadership Changes
and
$35 Million Annual Overhead Reduction Program

NEW YORK….. Vornado Realty Trust (NYSE:VNO) announced today a series of senior management changes. The Company also announced a $35 million annual overhead reduction program.
Leadership Changes
Michael Franco, the Company’s President, has been appointed to the additional position of Chief Financial Officer, succeeding Joseph Macnow. Mr. Franco has been with Vornado since 2010 and is experienced in capital markets, strategy, deal-making, accounting, and investor relations.
Thomas Sanelli is being promoted to Executive Vice President – Finance & Chief Administrative Officer. Mr. Sanelli has been with Vornado since 2003. Among his responsibilities, he will lead the Investor Relations function.
Matthew Iocco will continue in his existing position of Executive Vice President – Chief Accounting Officer. Mr. Iocco has been with Vornado since 1999.
Joseph Macnow, the Company’s Chief Financial Officer and Chief Administrative Officer, is stepping down. Mr. Macnow will remain a Senior Advisor to the Company. Mr. Macnow has been with Vornado since 1981 and has played an integral part in the growth of the Company.
These changes will take effect on December 31, 2020.
Overhead Reduction Program
The Company is executing a program to reduce overhead costs by over $35 million annually, which involves compensation reductions and a 70 person reduction in force.
The Company will recognize in the fourth quarter a reduction in Net Income of $23 million attributable to estimated severance and other reduction in force related expenses, which will be excluded from Net Income, as adjusted, and FFO, as adjusted, both non-GAAP measures reported by the Company.
Vornado Realty Trust is a fully-integrated equity real estate investment trust.

CONTACT:
JOSEPH MACNOW
(212) 894-7000
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019 and “ Risk Factors” in Part II, Item1A of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Currently, one of the most significant factors is the ongoing adverse effect of the COVID19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it will have on our tenants, the global, national, regional and local economics and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including the duration of the pandemic, which are highly uncertain at this time but that impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the risks set forth in “Item 1A. Risk Factors in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.